(a)   Exhibit 11 - COMPUTATION OF BASIC EARNINGS PER COMMON SHARE AND DILUTED
                        EARNINGS PER COMMON SHARE

                                                     Three Months Ended   Nine Months Ended
                                                     September 30, 1999  September 30, 1999
                                                     ------------------  ------------------
                                                 (Dollars in thousands, except per share data)
Basic earnings per common share

Net income available to common shareholders                 $2,485               $6,860
                                                            ======               ======

Weighted average common shares outstanding              5,991,815             5,980,328
                                                        =========             =========

Basic earnings per common share                               $.41                $1.15
                                                              ====                =====


Diluted earnings per common share

Net income available to common shareholders                 $2,485               $6,860
                                                            ======               ======

Weighted average common shares outstanding               5,991,815            5,980,328

Add:  Dilutive effects of assumed exercises of
     stock options and warrants                            339,104              351,004

Weighted average common and dilutive potential
     common shares outstanding                           6,330,919            6,331,332
                                                         =========            =========

Dilutive earnings per common share                            $.39                $1.08
                                                              ====                =====

